Old Point Releases Third Quarter 2014 Results

•	Net loans increase $24.4 million
•	Interest margin improves to 3.51%
•	Annualized net charge-offs decrease to 0.15% of total loans compared to 0.36% for the year ended December 31, 2013

October 30, 2014 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $2.8 million, or $0.56 per diluted share, for the nine months ended September 30, 2014, down $183 thousand from the nine months ended September 30, 2013.  Higher noninterest expense was partially offset by higher net interest income and lower income tax expense.  When comparing the first nine months of 2014 to the same period in 2013, net interest income after the provision for loan losses increased by $792 thousand while noninterest expense increased $1.4 million.  Old Point also reduced its income tax expense by $506 thousand across the same periods, by utilizing several tax credits and restructuring its investments to include more tax-exempt municipal securities.

Loan growth seen in prior quarters continued in the third quarter of 2014, resulting in a net increase in interest income of $263 thousand when compared to the same quarter in the prior year, as earning assets were converted from securities to loans.  At the same time, higher-cost deposits continued to decline, reducing interest expense by $193 thousand.  As a result, net interest income before the provision increased $456 thousand when comparing the third quarter of 2014 to the third quarter of 2013.  Year-to-date, interest income increased $160 thousand while interest expense declined $632 thousand, increasing net interest income by a total of $792 thousand.  The change in Old Point's balance sheet from securities to loans also improved the net interest margin, from 3.18% for the nine months ended September 30, 2013 to 3.51% for the nine months ended September 30, 2014.

Noninterest income declined $84 thousand when comparing the nine months ended September 30, 2014 and 2013.  This decrease was driven by a reduction in income from Old Point Mortgage, a joint venture between Old Point National Bank and Tidewater Mortgage Services.  Income from Old Point Mortgage was elevated in 2013 by the recognition of fair value accounting.  In addition, low interest rates in recent years resulted in an unusually high number of borrowers refinancing their mortgages. By the end of 2013, most eligible borrowers interested in refinancing had done so.  The effect of this reduction was mostly offset by increases in other service charges, commissions and fees.  In the fourth quarter of 2013, Old Point Trust acquired Penact, a company that provides consultation, administration and valuation services for retirement plans.  Revenue from Penact was $305 thousand for the nine months ended September 30, 2014.

Noninterest expense increased $941 thousand and $1.4 million for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013. The largest increases were in salaries and employee benefits, loss on write-down/sale of other real estate owned and occupancy and equipment expenses. Salaries and employee benefits increased $439 thousand and $547 thousand for the third quarter and first nine months of 2014, compared to the same periods in 2013. A portion of this additional expense was due to an increase in the cost of employer-provided medical insurance.  The increase in salaries and benefits between the third quarters of 2013 and 2014 was also the result of changes in staffing levels: several higher-paid positions, which were vacant in the third quarter of 2013, were filled in the second and third quarters of 2014.  Staffing was also increased by the addition of four employees when Trust acquired Penact in the fourth quarter of 2013. Old Point expects that future revenues will more than offset the increased salaries and benefits, as evidenced by the increase in income from other service charges, commissions and fees when comparing the nine months ended September 30, 2014 to the same period in 2013.

Loss on write-down/sale of other real estate owned increased for both the three and nine months ended September 30, 2014 when compared to the same periods in 2013, by $309 thousand and $162 thousand respectively, due to continued write-downs on foreclosed properties.  Occupancy and equipment expenses increased $314 thousand, or 9.54% when comparing the nine months ended September 30, 2014 to the same period in 2013, due to the completion of Old Point's new corporate headquarters.  These increases in noninterest expense were partially offset by decreases in loan expenses, which are included in other operating expenses.  Loan expenses were reduced by a significant recovery of funds as a result of a settlement on a large problem loan.

Assets as of September 30, 2014 were $865.4 million, an increase of $1.1 million or 0.12% when compared to December 31, 2013.  Loan demand continued to improve, with net loans increasing $24.4 million between December 31, 2013 and September 30, 2014.  This loan growth was funded by reductions in the investment securities portfolio and cash and cash equivalents.  As loans generally bear higher rates of interest than securities, the shift in the mix of earning assets should provide additional increases to the net interest margin in subsequent quarters.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 26% of our giving is earmarked for education, 31% for community development, 27% for arts & culture, and 16% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) as of September 30, 2014 were $14.6 million, down from $18.3 million on December 31, 2013. NPAs do not include restructured loans that are performing in accordance with their modified terms.   Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $1.2 million as of September 30, 2014, of which $1.1 million were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans.  None of the guaranteed loans were 90 days past due as of December 31, 2013, as Old Point purchased the portfolio in November of 2013.
Allowance for Loan and Lease Losses (ALLL) as of September 30, 2014 and December 31, 2013 was 1.34% and 1.36% of total loans, respectively.
Net loans charged off as a percent of total loans (annualized) were 0.15% for the nine months ended September 30, 2014, compared to 0.32% in the first nine months of 2013.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2013. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except per share data)	2014	2013
	(unaudited)

Assets

Cash and due from banks	$25,025	$11,802
Interest-bearing due from banks	465	18,045
Federal funds sold	1,647	1,478
Cash and cash equivalents	27,137	31,325
Securities available-for-sale, at fair value	142,413	155,639
Securities held-to-maturity (fair value approximates $95,029 and $97,453)	91,810	96,847
Restricted securities	2,293	2,378
Loans, net of allowance for loan losses of $7,025 and $6,831	518,265	493,868
Premises and equipment, net	42,388	40,546
Bank-owned life insurance	23,323	22,673
Other real estate owned, net of valuation allowance of $2,489 and $2,775	5,420	6,415
Other assets	12,307	14,597
Total assets	$865,356	$864,288

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$183,326	$182,513
Savings deposits	303,223	286,085
Time deposits	228,955	256,807
Total deposits	715,504	725,405
Overnight repurchase agreements	30,151	31,175
Term repurchase agreements	412	411
Federal Home Loan Bank advances	30,000	25,000
Accrued expenses and other liabilities	2,361	1,536
Total liabilities	778,428	783,527

Commitments and contingencies	0	0

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	52,204	50,376
Accumulated other comprehensive loss, net	(6,463)	(10,802)
Total stockholders' equity	86,928	80,761
Total liabilities and stockholders' equity	$865,356	$864,288

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,228	$5,884	$18,343	$17,783
Interest on due from banks	1	36	4	69
Interest on federal funds sold	0	0	5	1
Interest on securities:
Taxable	848	950	2,815	3,526
Tax-exempt	425	369	1,280	921
Dividends and interest on all other securities	25	25	82	69
Total interest and dividend income	7,527	7,264	22,529	22,369

Interest Expense:
Interest on savings deposits	52	71	175	227
Interest on time deposits	580	757	1,824	2,407
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	7	7	24	26
Interest on Federal Home Loan Bank advances	312	309	921	916
Total interest expense	951	1,144	2,944	3,576
Net interest income	6,576	6,120	19,585	18,793
Provision for loan losses	450	300	800	800
Net interest income after provision for loan losses	6,126	5,820	18,785	17,993

Noninterest Income:
Income from fiduciary activities	865	868	2,613	2,634
Service charges on deposit accounts	1,059	1,082	3,089	3,115
Other service charges, commissions and fees	1,013	880	3,006	2,651
Income from bank-owned life insurance	216	215	649	647
Income (loss) from Old Point Mortgage	(3)	99	28	403
Loss on sale of available-for-sale securities, net	0	(5)	(7)	(26)
Other operating income	45	57	132	170
Total noninterest income	3,195	3,196	9,510	9,594

Noninterest Expense:
Salaries and employee benefits	4,994	4,555	14,828	14,281
Occupancy and equipment	1,287	1,101	3,606	3,292
Data processing	422	412	1,278	1,247
FDIC insurance	177	172	544	529
Customer development	215	186	614	597
Legal and audit expenses	170	156	447	391
Other outside service fees	146	113	417	322
Employee professional development	178	142	566	455
Marketing and advertising	85	53	336	300
Postage and courier	115	120	349	363
Stationery and supplies	96	111	333	327
Capital stock tax	126	105	387	297
ATM and check losses	115	108	309	247
Loss on write-down/sale of other real estate owned	374	65	431	269
Other operating expenses	218	378	1,003	1,134
Total noninterest expense	8,718	7,777	25,448	24,051
Income before income taxes	603	1,239	2,847	3,536
Income tax expense (benefit)	(89)	203	77	583
Net income	$692	$1,036	$2,770	$2,953

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.14	$0.21	$0.56	$0.60

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.14	$0.21	$0.56	$0.60

Cash Dividends Declared per Share:	$0.07	$0.06	$0.19	$0.16

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013
Net Interest Margin Year-to-Date	3.51%	3.48%	3.23%	3.18%
NPAs/Total Assets	1.68%	2.11%	2.12%	1.92%
Annualized Net Charge Offs/Total Loans	0.15%	0.08%	0.36%	0.32%
Allowance for Loan Losses/Total Loans	1.34%	1.34%	1.36%	1.45%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$7,893	$10,585	$11,324	$9,901
Loans > 90 days past due, but still accruing interest	1,240	996	546	18
Non-Performing Restructured Loans	0	0	0	0
Other real estate owned	5,420	6,549	6,415	6,888
Total Non-Performing Assets	$14,553	$18,130	$18,285	$16,807

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$606	$205	$1,793	$1,144
Year-to-Date Average Loans	$512,343	$506,997	$471,203	$466,801
Year-to-Date Average Assets	$867,472	$868,214	$881,378	$883,153
Year-to-Date Average Earning Assets	$771,694	$773,856	$799,723	$807,691
Year-to-Date Average Deposits	$720,128	$721,638	$737,358	$738,659
Year-to-Date Average Equity	$84,677	$83,484	$84,695	$85,824